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August 6, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 2004 (except for Note 1A, as to which the date is August 6, 2004) on our review of interim financial information of W. R. Grace & Co. (the "Company") for the three-month period ended March 31, 2004 and March 31, 2003 and included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in its Registration Statements on Forms S-8 (Nos. 333-37024, 333-49083, 333-49507,
333-49509, 333-49511, 333-49513, 333-49515, 333-49517, 333-49703 and 333-49705).


Very truly yours,



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, Virginia